                                       UNITED STATES
                             SECURITIES AND EXCHANGE COMMISSION
                                   Washington, D.C. 20549

                                        SCHEDULE 13G
                         Under the Securities Exchange Act of 1934
                                     (Amendment No. 2)*

                                 Marshall Edwards, Inc.

                                    (Name of Issuer)

                                      Common Stock

                             (Title of Class of Securities)

                                       572322303

                                     (CUSIP Number)
                                       02/29/2008

                (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X]      Rule 13d-1(b)
[  ]     Rule 13d-1(c)
[  ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be
"filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or
otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP No. 572322303

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 ------------------------------------------------------------------------------------------

       1.       Names of Reporting Persons
                IRS Identification No:

                OppenheimerFunds, Inc.
                13-2527171
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       2.        Check the Appropriate Box if a Member of a Group (See Instructions):
                 Joint filing
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       3.       SEC Use Only
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       4.       Citizenship or Place of Organization:
                Colorado
 ------------------------------------------------------------------------------------------
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   Number of
     Shares     5.    Sole Voting Power:
  Beneficially       0
    Owned by
      Each
   Reporting
  Person With
 ------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------

                6.    Shared Voting Power:
                     8,022,639*
 ------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------

                7.    Sole Dispositive Power:
                     0
 ------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------

                8.    Shared Dispositive Power:
                     8,022,639*
 ------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------

       9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
                8,022,639* (beneficial ownership disclaimed pursuant to Rule 13d-4 of the
                Exchange Act of 1934)
 ------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------

      10.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
                Instructions)
                [  ]
 ------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------

      11.       Percent of Class Represented by Amount in Row (11):
                11.32%*
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 ------------------------------------------------------------------------------------------

      12.       Type of Reporting Person (See Instructions):
                IA
 ------------------------------------------------------------------------------------------
*Position reflects the conversion of debentures to, and/or exercise of warrants for, shares of common stock.

 ------------------------------------------------------------------------------------------
  CUSIP No.: 572322303

 ------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------

       1.       Names of Reporting Persons
                IRS Identification No: 13-3867060

                Oppenheimer International Growth Fund
 ------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------

       2.        Check the Appropriate Box if a Member of a Group (See Instructions):
                 Joint Filing

 ------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------

       3.       SEC Use Only
 ------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------

       4.       Citizenship or Place of Organization:
                Massachusetts
 ------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------
   Number of
     Shares     5.      Sole Voting Power:
  Beneficially       0
    Owned by
      Each
   Reporting
  Person With
 ------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------

                6.       Shared Voting Power:
                     4,518,123*
 ------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------

                7.    Sole Dispositive Power:
                     0
 ------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------

                8.    Shared Dispositive Power:
                     4,518,123*
 ------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------

       9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
                4,518,123*
 ------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------

      10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
                Instructions)
                [  ]
 ------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------

      11.       Percent of Class Represented by Amount in Row (9):
                6.45%*
 ------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------

      12.       Type of Reporting Person (See Instructions):
                IV
 ------------------------------------------------------------------------------------------
*Position reflects the conversion of debentures to, and/or of warrants for, shares of common stock.

 ---------------------------------------------------------------------------------------
 Item:
 ---------------------------------------------------------------------------------------

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      1(a)      Name of Issuer:
                Marshall Edwards, Inc.
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 ---------------------------------------------------------------------------------------

      1(b)      Address of Issuer's Principal Executive Offices:
                140 Wicks Road
                North Ryde, NSW 2113
                Australia
 ---------------------------------------------------------------------------------------
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      2(a)      Name of Person Filing:
                (i)   OppenheimerFunds, Inc.
                (ii)  Oppenheimer International Growth Fund
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 ---------------------------------------------------------------------------------------

      2(b)      Address of Principal Business Office or, if none, Residence:
                (i)  Two World Financial Center
                   225 Liberty Street
                   New York, NY 10281
                (ii)  6803 S. Tucson Way
                   Centennial, CO 80112
 ---------------------------------------------------------------------------------------
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      2(c)      Citizenship:
                (i)   Colorado
                (ii)  Massachusetts
 ---------------------------------------------------------------------------------------
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      2(d)      Title of Class of Securities:
                Common Stock
 ---------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------

      2(e)      CUSIP Number:
                572322303
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       3        OppenheimerFunds, Inc. is an investment adviser in accordance with
                Rule 13d-1(b)(1)(ii)(E).  Oppenheimer International Growth Fund is an
                investment company registered under section 8 of the Investment
                Company Act of 1940.
 ---------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------

      4(a)      Amount beneficially owned:
                (i)  8,022,639 (beneficial ownership disclaimed pursuant to Rule 13d-4 of the Exchange Act of 1934) (includes ownership reported in 4(a)(ii)
                below)
                (ii) 4,518,123
 ---------------------------------------------------------------------------------------
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      4(b)      Percent of class:
                (i)  11.32% (includes amount reported in 4(b)(ii) below)
                (ii) 6.45%
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      4(c)      Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote:
                (a)   0
                (b)   0
          (ii)  Shared power to vote or to direct the vote:
                (a)  8,022,639
                (b)  4,518,123
          (iii) Sole power to dispose or to direct the disposition of:
                (a)   0
                (b)   0
          (iv)  Shared power to dispose or to direct the disposition of:
                (a)  8,022,639
                (b)  4,518,123
 ---------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------

       5.       Ownership of Five Percent or Less of a Class: [  ]
 ---------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------

       6.       Ownership of More than Five Percent on Behalf of Another Person.:
                N/A
 ---------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------

       7.       Identification and Classification of the Subsidiary Which Acquired the
                Security Being Reported on By the Parent Holding Company:
                N/A
 ---------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------

       8.       Identification and Classification of Members of the Group:
                N/A
 ---------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------

       9.       Notice of Dissolution of Group:
                N/A
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 ---------------------------------------------------------------------------------------

      10.       Certification:
                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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                                         SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                            03/10/2008
                                                            Date

                                                      /s/ Mark S. Vandehey
                                                            Signature

                                                  Mark S. Vandehey, Sr. Vice President
                                                  and Chief Compliance Officer
                                                            Name/Title

marshall edwards inc a2 13g(022908).rtf